Exhibit 99.1

PFSweb Reports Third Quarter 2018 Results

Allen, TX – November 8, 2018 – PFSweb, Inc. (NASDAQ: PFSW), a global commerce services company, is reporting results for the third quarter ended September 30, 2018.

Third Quarter 2018 Summary vs. Same Year-Ago Quarter

•	Total revenues increased to $77.7 million compared to $77.3 million.
•	Service fee equivalent (SFE) revenue (a non-GAAP measure defined below) was $53.3 million compared to $55.1 million.
•	Service fee gross margin increased 250 basis points to 37.0%.
•	Net loss was $0.7 million or $(0.04) per share, compared to a loss of $0.1 million or $(0.01) per share.
•	Adjusted EBITDA (a non-GAAP measure defined below) was $5.5 million compared to $5.6 million.

Management Commentary

“During the third quarter, we continued to focus on higher-margin engagements and execute on our profitability initiatives, as reflected by our sixth consecutive quarter of year-over-year service fee gross margin expansion,” said Mike Willoughby, CEO of PFSweb. “Similar to last quarter, our PFS business outperformed our expectations, while we experienced softness in our LiveArea segment.”

“For LiveArea, we performed at a high level for clients, successfully sold a number of projects to current clients and continued to benefit from a high level of retainer agreement sales to new and existing clients. However, we continued to experience lower than expected new project sales to new clients and we continued to experience delays with several large projects. Although these delays and lower bookings have impacted the top line, we’ve responded accordingly with prudent cost management and more efficient utilization of our LiveArea resources, as reflected by a 65 basis point improvement in LiveArea’s adjusted EBITDA margin.

“For PFS, we carried over the strong momentum from the first half of the year as we experienced record third quarter volumes, shipping more than 3.8 million orders across the globe. We continued to generate improved gross margins in this segment as a result of improved operational efficiency, a focus on higher margin offerings and the transition of certain lower margin engagements.

Subsequent to the quarter, we also opened a new fulfillment distribution center in Southampton, England, building upon our existing European DC footprint in Liège, Belgium. Over the past week, we have begun operations in this facility supporting an existing client relationship that desired a UK fulfillment presence to minimize shipping and other costs.  We expect to have success winning incremental business in this UK market with other existing clients that we support in Europe as well as new clients.

“We also continue to make progress on our Fulfillment-as-a-Service (“FaaS”) initiative, as reflected by the planned deployment of a production holiday pop-up fulfillment center in the Toronto metro area in support of an existing client seeking to better serve their Canadian customers and reduce freight costs during the 2018 holiday period.  This pop-up fulfillment center follows the successful pilot project we operated during the 2017 holiday, and marks the official rollout of this particular FaaS offering to market.

“As we approach the holiday season, our PFS client sales forecasts are generally expected to be strong, fueled by online holiday sales. We have already begun the process of ramping up personnel and technology in our various distribution centers, and we remain well-positioned to once again execute at a high level for our clients during the all-important holiday season.”

Third Quarter 2018 Financial Results

Total revenues in the third quarter of 2018 increased to $77.7 million compared to $77.3 million in the same period of 2017. Service fee revenue in the third quarter was $52.9 million compared to $54.5 million last year. Product revenue from the company’s last remaining client under this legacy business model was $8.5 million compared to $9.6 million in the same period of 2017.

SFE revenue was $53.3 million compared to $55.1 million in the year-ago quarter. The decline was driven by lower project revenue in the company’s LiveArea segment, partially offset by strong client volumes in its PFS segment.

Service fee gross margin in the third quarter of 2018 increased 250 basis points to 37.0% compared to 34.4% in the same period of 2017. The increase was due to the company’s continued focus on higher-margin engagements and service offerings, effective cost management and the transition of certain lower margin engagements over the last year.

Net loss in the third quarter of 2018 was $0.7 million or $(0.04) per share, compared to a net loss of $0.1 million or $(0.01) per share in the same period of 2017. Net loss in the third quarter of 2018 included $1.1 million of stock-based compensation expense, $1.0 million of acquisition-related, restructuring and other costs, $0.4 million in amortization of acquisition-related intangible assets, and $0.1 million deferred tax expense related to goodwill amortization. This compares to $0.8 million of stock-based compensation expense, $0.8 million in amortization of acquisition-related intangible assets, $0.2 million deferred tax expense related to goodwill amortization, and $0.1 million of acquisition-related, restructuring and other costs in the same period of 2017.

Adjusted EBITDA was $5.5 million compared to $5.6 million in the year-ago quarter. As a percentage of SFE revenue, adjusted EBITDA increased 20 basis points to 10.4% compared to 10.2% in the year-ago quarter, primarily due to the aforementioned increase in service fee gross margin.

Non-GAAP net income in the third quarter of 2018 increased 8% to $1.9 million compared to $1.8 million in the third quarter of 2017.

At September 30, 2018, net debt (defined as total debt less cash and cash equivalents) was $28.9 million compared to $28.2 million at December 31, 2017. Cash and cash equivalents totaled $14.3 million compared to $19.1 million at December 31, 2017. Total debt at September 30, 2018 decreased to $43.2 million compared to $47.3 million at the end of last year.

2018 Outlook

PFSweb continues to expect adjusted EBITDA to range between $24 million and $26 million, reflecting up to 13% growth from 2017.

The company now expects 2018 SFE revenue to range between $229 million and $233 million (previously $237 million to $247 million) with PFS SFE revenue expected to range between $149 million and $151 million (previously $149 million to $155 million) and LiveArea service fee revenue expected to range between $80 million and $82 million (previously $88 million to $92 million) resulting primarily from lower than expected LiveArea new client project sales throughout the year.

Conference Call

PFSweb will conduct a conference call today at 5:00 p.m. Eastern time to discuss its results for the third quarter ended September 30, 2018.

PFSweb CEO Mike Willoughby and CFO Tom Madden will host the conference call, followed by a question and answer period.

Date: Thursday, November 8, 2018

Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)

Toll-free dial-in number: 1-800-949-2175

International dial-in number: 1-323-994-2131

Conference ID: 9534484

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios at 1-949-574-3860.

The conference call will be broadcast live and available for replay here and via the investor relations section of the company’s website at www.pfsweb.com.

A replay of the conference call will be available after 8:00 p.m. Eastern time on the same day through November 22, 2018.

Toll-free replay number: 1-844-512-2921

International replay number: 1-412-317-6671

Replay ID: 9534484

About PFSweb, Inc.

PFSweb (NASDAQ: PFSW) is a global commerce services company that manages the online customer shopping experience on behalf of major branded manufacturers and retailers. Across two business units – LiveArea for strategy consulting, creative design, digital marketing, and web development services, and PFS Operations for order fulfillment, contact center, payment processing/fraud management, and order management services – they provide solutions to a broad range of Fortune 500® companies and household brand names such as Procter & Gamble, L’Oréal USA, Canada Goose, PANDORA, T.J. Maxx, the United States Mint, and many more. PFSweb enables these brands to provide a more convenient and brand-centric online shopping experience through both traditional and online business channels.

The company is headquartered in Allen, TX with additional locations around the globe. For more information, please visit www.corporate.pfsweb.com.

Non-GAAP Financial Measures

This news release contains certain non-GAAP measures, including non-GAAP net income (loss), earnings before interest, income taxes, depreciation and amortization (EBITDA), adjusted EBITDA and service fee equivalent revenue.

Non-GAAP net income (loss) represents net income (loss) calculated in accordance with U.S. GAAP as adjusted for the impact of non-cash stock-based compensation expense, acquisition-related, restructuring and other (income) costs, amortization of acquisition-related intangible assets and deferred tax expense for goodwill amortization.

EBITDA represents earnings (or losses) before interest, income taxes, depreciation, and amortization. Adjusted EBITDA further eliminates the effect of stock-based compensation, as well as acquisition-related, restructuring and other costs.

Service fee equivalent revenue represents service fee revenue plus the gross profit earned on product revenue and does not alter existing revenue recognition.

Our service fee equivalent revenue target for 2018 includes an estimated gross margin on product sales of approximately $2 million (based on targeted product revenue of $33 million to $37 million) plus a targeted range of between $227 million to $231 million of service fee revenue.

The adjusted EBITDA outlook for 2018 has not been reconciled to the company’s net loss outlook for the same period because certain items that would impact interest expense, income tax provision (benefit), depreciation and amortization (including amortization of acquisition-related intangible assets), stock-based compensation, and acquisition-related, restructuring and other costs, all of which are reconciling items between net loss and adjusted EBITDA, cannot be reasonably predicted. Accordingly, reconciliation of adjusted EBITDA outlook to net loss outlook for 2018 is not available without unreasonable effort.

Non-GAAP net income (loss), EBITDA, adjusted EBITDA and service fee equivalent revenue are used by management, analysts, investors and other interested parties in evaluating our operating performance compared to that of other companies in our industry. The calculation of non-GAAP net income (loss) eliminates the effect of stock-based compensation, acquisition-related, restructuring and other costs, amortization of acquisition-related intangible assets, and deferred tax expense for goodwill amortization, and EBITDA and adjusted EBITDA further eliminate the effect of financing, remaining income taxes and the accounting effects of capital spending, which items may vary from different companies for reasons unrelated to overall operating performance. Service fee equivalent revenue allows client contracts with similar operational support models but different financial models to be combined as if all contracts were being operated on a service fee revenue basis.

PFS believes these non-GAAP measures provide useful information to both management and investors by focusing on certain operational metrics and excluding certain expenses in order to present its core operating performance and results. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. The non-GAAP measures included in this press release have been reconciled to the GAAP results in the attached tables.

Forward-Looking Statements

The matters discussed herein consist of forward-looking information under the Private Securities Litigation Reform Act of 1995 and is subject to and involves risks and uncertainties, which could cause actual results to differ materially from the forward-looking information. PFS' Annual Report on Form 10-K for the year ended December 31, 2017 identifies certain factors that could cause actual results to differ materially from those projected in any forward looking statements made and investors are advised to review the Annual Report of the company and the Risk Factors described therein. PFS undertakes no obligation to update publicly any forward-looking statement for any reason, even if new information becomes available or other events occur in the future. There may be additional risks that we do not currently view as material or that are not presently known.

Company Contact:

Michael C. Willoughby

Chief Executive Officer

Or

Thomas J. Madden

Chief Financial Officer

972-881-2900

Investor Relations:

Sean Mansouri or Scott Liolios

Liolios Investor Relations

949-574-3860

PFSW@liolios.com

PFSweb, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In Thousands, Except Share Data)

	(Unaudited)
	September 30,	December 31,
	2018	2017
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$14,258	$19,078
Restricted cash	214	214
Accounts receivable, net of allowance for doubtful accounts of $414 and
$373 at September 30, 2018 and December 31, 2017, respectively	52,909	72,062
Inventories, net of reserves of $311 and $342 at September 30, 2018 and
December 31, 2017, respectively	5,238	5,326
Other receivables	3,435	5,366
Prepaid expenses and other current assets	4,945	6,633
Total current assets	80,999	108,679

PROPERTY AND EQUIPMENT, net	21,930	24,178
IDENTIFIABLE INTANGIBLES, net	2,163	3,371
GOODWILL	45,304	45,698
OTHER ASSETS	3,500	3,861
Total assets	153,896	185,787

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Trade accounts payable	$29,313	$45,070
Accrued expenses	24,395	29,074
Current portion of long-term debt and capital lease obligations	3,069	9,460
Deferred revenues	5,058	7,405
Performance-based contingent payments	-	3,967
Total current liabilities	61,835	94,976

LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS, less current portion	40,112	37,866
DEFERRED REVENUES, less current portion	2,513	4,034
DEFERRED RENT	4,882	5,464
OTHER LIABILITIES	2,339	2,150
Total liabilities	111,681	144,490

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
Preferred stock, $1.00 par value; 1,000,000 shares authorized; none issued
or outstanding	-	-
Common stock, $0.001 par value; 35,000,000 shares authorized;
19,291,559 and 19,058,685 shares issued at September 30, 2018 and
December 31, 2017, respectively; and 19,258,092 and 19,025,218 shares outstanding
at September 30, 2018 and December 31, 2017, respectively	19	19
Additional paid-in capital	154,495	150,614
Accumulated deficit	(111,063)	(109,281)
Accumulated other comprehensive income	(1,111)	70
Treasury stock at cost, 33,467 shares	(125)	(125)
Total shareholders' equity	42,215	41,297
Total liabilities and shareholders' equity	$153,896	$185,787

PFSweb, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Operations

(In Thousands, Except Per Share Data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
REVENUES:
Service fee revenue	$52,890	$54,490	$162,519	$166,455
Product revenue, net	8,469	9,616	27,081	30,881
Pass-through revenue	16,342	13,212	43,573	36,816
Total revenues	$77,701	$77,318	$233,173	$234,152

COSTS OF REVENUES:
Cost of service fee revenue	$33,344	$35,719	102,246	111,280
Cost of product revenue	8,099	8,991	25,819	29,221
Cost of pass-through revenue	16,342	13,212	43,573	36,816
Total costs of revenues	$57,785	$57,922	$171,638	$177,317
Gross profit	19,916	19,396	61,535	56,835
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	19,239	18,229	59,655	60,682
Income (loss) from operations	677	1,167	1,880	(3,847)
INTEREST EXPENSE, NET	612	778	1,802	2,125
Income (loss) before income taxes	65	389	78	(5,972)
INCOME TAX EXPENSE	751	487	2,140	1,578
NET LOSS	$(686)	$(98)	$(2,062)	$(7,550)
NON-GAAP NET INCOME (LOSS)	$1,918	$1,782	$4,196	$1,697

NET LOSS PER SHARE:
Basic	$(0.04)	$(0.01)	$(0.11)	$(0.40)
Diluted	$(0.04)	$(0.01)	$(0.11)	$(0.40)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING:
Basic	19,258	18,995	19,193	18,868
Diluted	19,258	18,995	19,193	18,868

EBITDA	$3,416	$4,698	$10,577	$7,249
ADJUSTED EBITDA	$5,528	$5,615	$15,283	$13,650

PFSweb, Inc. and Subsidiaries

Unaudited Reconciliation of Certain Non-GAAP Items to GAAP

(In Thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017

NET LOSS	$(686)	$(98)	$(2,062)	$(7,550)
Income tax expense	751	487	2,140	1,578
Interest expense, net	612	778	1,802	2,125
Depreciation and amortization	2,739	3,531	8,697	11,096
EBITDA	$3,416	$4,698	$10,577	$7,249
Stock-based compensation	1,067	783	3,073	2,544
Acquisition-related, restructuring and other costs	1,045	134	1,633	3,857
ADJUSTED EBITDA	$5,528	$5,615	$15,283	$13,650

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017

NET LOSS	$(686)	$(98)	$(2,062)	$(7,550)
Stock-based compensation	1,067	783	3,073	2,544
Amortization of acquisition-related intangible assets	368	764	1,198	2,306
Acquisition-related, restructuring and other costs	1,045	134	1,633	3,857
Deferred tax expense - goodwill amortization	124	199	353	540
NON-GAAP NET INCOME (LOSS)	$1,918	$1,782	$4,196	$1,697

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017

TOTAL REVENUES	$77,701	$77,318	$233,173	$234,152
Pass-through revenue	(16,342)	(13,212)	(43,573)	(36,816)
Cost of product revenue	(8,099)	(8,991)	(25,819)	(29,221)
SERVICE FEE EQUIVALENT REVENUE	$53,260	$55,115	$163,781	$168,115

PFSweb, Inc. and Subsidiaries

Unaudited Consolidated Segment Information

and Reconciliation of Certain Non-GAAP Items to GAAP

(In Thousands)

Effective January 1, 2018, the company changed its organizational structure in an effort to create more effective and efficient operations and to improve client and service focus.  As a result, the company is now presenting supplemental financial data below based on the reportable operating business segments of its PFS Operations and LiveArea Professional Services units, which are comprised of strategic businesses that are defined by the types of service offerings they provide.  In addition, certain costs that are not fully directly allocable to a business unit are presented as Corporate selling, general, and administrative expenses.

The segment financial data for the three and nine months ended September 30, 2018, reflects the financial performance for each of the segments based on the current financial presentation reviewed by the company’s Chief Operating Decision Makers.  The company is continuing to evaluate its segregation of costs among the business units, including an effort to further allocate certain Corporate costs into the two operating business units to enhance cost focus and responsibility.

The segment financial data for the three and nine months ended September 30, 2017, reflects the company’s current assessment for that period by business segment as if the PFS Operations and LiveArea Professional services segmentation had occurred as of the beginning of that period.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
PFS Operations
Revenues:
Service fee revenue	$32,106	$30,705	$100,222	$100,346
Product revenue, net	8,469	9,616	27,081	30,881
Pass-through revenue	15,702	12,489	42,076	35,479
Total revenues	$56,277	$52,810	$169,379	$166,706
Costs of revenues:
Cost of service fee revenue	$22,605	$23,631	$70,903	$78,254
Cost of product revenue	8,099	8,991	25,819	29,221
Cost of pass-through revenue	15,702	12,489	42,076	35,479
Total costs of revenues	$46,406	$45,111	$138,798	$142,954
Gross profit	9,871	7,699	30,581	23,752
Direct operating expenses	4,235	2,488	12,121	8,607
Direct contribution	5,636	5,211	18,460	15,145
Depreciation and amortization	1,515	1,658	4,760	5,345
ADJUSTED EBITDA	$7,151	$6,869	$23,220	$20,490

TOTAL REVENUES	$56,277	$52,810	$169,379	$166,706
Pass-thru revenue	(15,702)	(12,489)	(42,076)	(35,479)
Cost of product revenue	(8,099)	(8,991)	(25,819)	(29,221)
SERVICE FEE EQUIVALENT REVENUE	$32,476	$31,330	$101,484	$102,006

PFSweb, Inc. and Subsidiaries

Unaudited Consolidated Segment Information

and Reconciliation of Certain Non-GAAP Items to GAAP

(In Thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
LiveArea Professional Services
Service fee revenue	$20,784	$23,785	$62,297	$66,109
Pass-through revenue	640	723	1,497	1,337
Total revenues	21,424	24,508	63,794	67,446

Cost of service fee revenue	10,739	12,088	31,343	33,026
Cost of pass-through revenue	640	723	1,497	1,337
Total cost of revenues	11,379	12,811	32,840	34,363
Gross profit	10,045	11,697	30,954	33,083
Direct operating expenses	5,771	7,384	20,805	24,193
Direct contribution	4,274	4,313	10,149	8,890
Depreciation and amortization	520	1,010	1,765	2,996
ADJUSTED EBITDA	$4,794	$5,323	$11,914	$11,886

Corporate
Selling, general and administrative expenses	$(9,233)	$(8,357)	$(26,729)	$(27,882)
Depreciation and amortization	704	863	2,171	2,753
EBITDA	$(8,529)	$(7,494)	$(24,558)	$(25,129)
Stock-based compensation	1,067	783	3,073	2,544
Acquisition-related, restructuring and other costs	1,045	134	1,633	3,857
ADJUSTED EBITDA	$(6,417)	$(6,577)	$(19,852)	$(18,728)